Exhibit 99.1

VIROPHARMA INCORPORATED Contacts:

Charles A. Rowland, Jr.

Vice President, Chief Financial Officer

Phone (610) 321-6223

Robert A. Doody Jr.

Assistant Director, Investor Relations

Phone (610) 321-6290

Kristina M. Broadbelt (for media)

Associate Director, PR & Advocacy

Phone (610) 321- 2358

VIROPHARMA Incorporated Reports Third Quarter 2011 Financial Results

- Quarter Highlighted by Record Net Product Sales, European Launch of Cinryze® (C1 esterase inhibitor [human]) and European Approval of Buccolam® (midazolam, oromucosal solution) -

EXTON, PA, October 27, 2011 — VIROPHARMA INCORPORATED (Nasdaq: VPHM) reported today its financial results for the third quarter ended September 30, 2011.

In the third quarter of 2011, we:

•	Achieved a record $143 million in net product sales, representing 21 percent growth over the third quarter of 2010;

•

Recorded $65 million in net sales of Cinryze for the third quarter and $184 million for the 9 month period, representing Cinryze growth of 33 percent and 48 percent respectively, over the same periods in 2010;

•	Realized non-GAAP adjusted net income of $48 million; GAAP net income reached $28 million;

•	Generated net cash from operations of $53 million;

•	Initiated a Phase 2 study to evaluate the safety, pharmacokinetics and pharmacodynamics of subcutaneous administration of Cinryze in combination with rHuPH20;

•	Commenced the launch of Cinryze in Europe;

•

Attained centralized European Pediatric Use Marketing Authorization (PUMA) for Buccolam for the treatment of prolonged, acute, convulsive seizures in infants, toddlers, children and adolescents from age 3 months to less than 18 years of age;

•

Entered into a licensing agreement with Intellect Neurosciences, Inc. (OTCBB: ILNS) to acquire the worldwide rights to the clinical stage drug candidate, OX1, being developed for the treatment of Friedreich’s Ataxia;

•

Repurchased an additional 5.5 million shares at a cost of approximately $98.9 million that substantially completed the $150 million securities repurchase program, and announced an additional $200 million buyback program;

•	Maintained a working capital of $532 million as of September 30, 2011, including cash, cash equivalents and short-term investments of $460 million; and

•	Entered into a $200 million, 3-year, senior secured, revolving credit facility.

“In all aspects of our business, I don’t believe we have ever had a more productive period than the third quarter of 2011,” commented Vincent Milano, ViroPharma’s chief executive officer. “Commercially, Cinryze continued its success and growth in the U.S. market. Similarly, good progress was made in Europe, as we officially launched Cinryze in Germany and received centralized approval of Buccolam for treatment of convulsive seizures in children and adolescents. Our clinical development group made strong progress in advancing the Phase 2 studies of VP20621 and subcutaneous Cinryze in combination with PH20. Financially, we created flexibility to implement our long-range plan, improve our liquidity, and move quickly on new opportunities. The $150 million share buyback, $200 million extension, and credit facility moved us well along the path of addressing those needs. Finally, since our last reporting period, we were able to enter into two business development transactions, adding an early but promising rare disease pipeline candidate, and a European orphan drug which we believe is on the near term path to European Commission approval, both of which address important unmet medical needs.”

Net sales were $143.0 million and $398.8 million for the three and nine months ended September 30, 2011, compared to $117.8 million and $317.4 million in the comparative periods of 2010, respectively. This represents a 21 percent increase for the three-month period and a 26 percent increase for the nine-month period.

Our GAAP net income was $28.2 million in the third quarter of 2011 compared to $38.3 million in the 2010 quarter. GAAP diluted earnings per share was $0.35 for the third quarter of 2011 compared to $0.45 for the same period in 2010. For the nine-month period in 2011, GAAP net income was $87.5 million compared to $88.1 million of GAAP net income during the first nine months in 2010. GAAP diluted earnings per share was $1.04 for the nine month periods in both 2011 and 2010.

Non-GAAP adjusted net income for the three and nine months ended September 30, 2011 was $48.4 million and $131.3 million, respectively, compared to $45.9 million and $110.6 million for the same periods in 2010. Non-GAAP adjusted diluted earnings per share was $0.56 for the third quarter of 2011 compared to $0.52 for the same period in 2010. Non-GAAP adjusted diluted earnings per share was $1.49 for the nine month period in 2011 compared to $1.25 for the nine month period in 2010. A reconciliation between GAAP and non-GAAP adjusted measures is provided in the Selected Financial Information – Non-GAAP Financial Measures Reconciliation table included with this release.

Operating Highlights

Our net sales of Cinryze during the three and nine months ended September 30, 2011 increased to $65.4 million and $184.5 million, respectively, from sales of $49.1 million and $124.3 million, respectively, during the same periods in the prior year due to the increase in the number of patients receiving commercial product. During the three months ended September 30, 2011, net sales of Vancocin were $76.6 million compared to $67.6 million in the same period in 2010 due to higher volume and net realized price growth. During the nine months ended September 30, 2011, net sales of Vancocin increased to $211.1 million from $191.7 million in the same period in 2010 primarily due to net realized price growth.

The increase in selling, general and administrative expenses in both periods of 2011 compared to the same period of 2010 is driven by higher spending related to our European commercialization efforts and new Cinryze marketing programs. Research and development costs increased in both the three and nine month period of 2011 compared to the same period in 2010 primarily due to upfront licensing fees and milestone cost under our Halozyme and INS license agreements entered into during the year, which totaled $9.5 million in the three months and $18.5 million in the nine months ended September 30, 2011.

We also incurred other operating expenses of approximately $10.9 million and $16.9 million during the three and nine months ended September 30, 2011 respectively, including costs to expand Cinryze manufacturing capacity at Sanquin and the increase in the fair value of the contingent consideration related to the acquisition of Buccolam and an $8.5 million impairment charge as a result of the decision to push out development and commercialization plans for the remaining Auralis in-process research and development asset.

Working Capital Highlights

At September 30, 2011, our working capital was $531.6 million compared to $561.0 million at the end of 2010 as we generated $121.6 million in cash flow from operations during the first nine months of 2011, offset by the $148.9 million cash outlay used to repurchase 8.2 million shares during the nine months of 2011.

Looking ahead in 2011

ViroPharma is updating its guidance for the year 2011 as a convenience to investors. The following guidance provided by ViroPharma are projections, based upon numerous assumptions, all of which are subject to certain risks and uncertainties.

For a discussion of the risks and uncertainties associated with these forward looking statements, please see the Disclosure Notice below.

For the year ending December 31, 2011, ViroPharma expects the following:

•	Net Cinryze sales are expected to be between $250 and $260 million.

•

Research and development (R&D) and selling, general and administrative (SG&A) expenses are expected to be between $185 and $195 million. This increase is a result of the addition of the $6.5 million upfront payment related to the licensing of OX1.

Non-GAAP Disclosures

The Company is reporting both GAAP net income and earnings per share and non-GAAP adjusted results for the three and nine month periods ended September 30, 2011. Non-GAAP adjusted net income is GAAP net income excluding (1) non-cash interest expense, (2) amortization related intangible assets acquired, (3) stock compensation expenses, and (4) certain non-recurring events. Non-GAAP adjusted diluted net income per share reflects the Non-GAAP adjusted net income, after the incremental effect of applying the “if converted” method of accounting to the senior convertible notes, and the diluted shares used in determining our GAAP diluted net income per share. A reconciliation between GAAP and non-GAAP adjusted measures is provided in the Selected Financial Information – Non-GAAP Financial Measures Reconciliation table included with this release. The Company believes that its presentation of historical non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. These historical non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. Generally Accepted Accounting Principles.

Conference Call and Webcast

ViroPharma is hosting a live teleconference and webcast with senior management to discuss the financial announcement, guidance, and other business results on October 27, 2011 at 8:00 a.m. Eastern. To participate in the conference call, please dial (888) 299-4099 (domestic) and (302) 709-8337 (international). After placing the call, please tell the operator you wish to join the ViroPharma investor conference call.

Alternatively, the live webcast of the conference call can be accessed via ViroPharma’s website at http://www.viropharma.com. Windows Media or Real Player will be needed to access the webcast. An audio archive will be available at the same address until November 18, 2011.

About ViroPharma Incorporated

ViroPharma Incorporated is an international biopharmaceutical company committed to developing and commercializing novel solutions for physician specialists to address unmet medical needs of patients living with diseases that have few if any clinical therapeutic options, including C1 esterase inhibitor deficiency, treatment of seizures in children and adolescents, Friedreich’s Ataxia (FA), adrenal insufficiency and C. difficile infection (CDI). Our goal is to provide rewarding careers to employees, to create new standards of care in the way serious diseases are treated, and to build international partnerships with the patients, advocates, and health care professionals we serve. ViroPharma’s commercial products address diseases including hereditary angioedema (HAE) and CDI; for full U.S. prescribing information on our products, please download the package inserts at http://www.viropharma.com/Products.aspx; the prescribing information for other countries can be found at www.viropharma.com.

ViroPharma routinely posts information, including press releases, which may be important to investors in the investor relations and media sections of our company’s web site, www.viropharma.com. The company encourages investors to consult these sections for more information on ViroPharma and our business.

Disclosure Notice

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements provide our current expectations or forecasts of future events. Forward looking statements in this press release include our financial guidance for 2011, our ability to successfully commercialize Cinryze and Buccolam in the EU, our ability to complete manufacturing scale up procedures, and receive regulatory approvals in the time frames anticipated, our ability to manufacture specified quantities of Cinryze utilizing the existing manufacturing process or additional manufacturing procedures; our ability to develop life cycle management plans for Cinryze, including designing and commencing clinical studies for additional indications, and pursuing regulatory approvals in additional territories; and our ability to conduct additional studies in the timeframes we anticipate and generate positive results with a Cinryze subcutaneous formulation, Cinryze for antibody mediated rejection and delayed graft function, as well as VP20621 for recurrence of C. difficile.

Our actual results may vary depending on a variety of factors, including:

•	the development of competitive generic versions of oral Vancocin;

•	our ability to receive regulatory approval for the use of Cinryze for additional indications and formulations and in additional territories in the timeframes we anticipate or at all;

•	manufacturing, supply or distribution interruptions, including but not limited to our ability to acquire adequate supplies of Vancocin and Cinryze to meet demand for each product;

•	our ability to increase manufacturing capacity for Cinryze and the timing and results thereof;

•	our ability to receive necessary regulatory approvals related to manufacturing capacity increases for Cinryze;

•	the size of the market, future growth potential and market share for Cinryze in the United States, Europe and other territories;

•	the size of the market, future growth potential and market share for Buccolam in Europe;

•	the availability of third party payer reimbursement for Cinryze patients;

•	fluctuations in wholesaler order patterns and inventory levels;

•

competition from the approval of products which are currently marketed for other indications by other companies or new pharmaceuticals and technological advances to treat the conditions addressed by Cinryze;

•	changes in prescribing or procedural practices of physicians, including off-label prescribing of products competitive with Vancocin and Cinryze;

•	the impact of recent healthcare reform legislation;

•	actions by the FDA, EMA and the Internal Revenue Service or other government regulatory agencies;

•	decreases in the rate of infections for which Vancocin is prescribed or decreases in the sensitivity of the relevant bacteria to Vancocin;

•

the timing and results of anticipated events in our clinical development programs including studies with Cinryze subcutaneous formulation, Cinryze for antibody mediated rejection and delayed graft function, as well as VP20621 for recurrence of C. difficile; and

•	our ability to successfully integrate assets acquired or licensed through business development activities into our business;

•

the timing and nature of potential business development activities related to our efforts to expand our current portfolio through in-licensing or other means of acquiring products in clinical development or marketed products.

There can be no assurance that we will conduct additional studies or that we will be successful in gaining regulatory approval of Cinryze for additional indications, formulations or in additional territories.

There can be no assurance that the FDA or EMA will not require additional or unanticipated studies or clinical trial outcomes before granting regulatory approval of any of our product candidates. Biologics such as Cinryze require processing steps that are more difficult than those required for most chemical pharmaceuticals, and as such we cannot assure you that the industrial scale process will be considered by the FDA to be equivalent to our existing manufacturing process. The FDA may view the data regarding equivalence of the industrial scale manufacturing process as insufficient or inconclusive, request additional data, require additional conformance batches, delay any decision past the time frames anticipated by us, or deny the approval of the industrial scale manufacturing process. If the manufacturing capacity expansion projects at Sanquin are delayed, or do not result in the capacity we anticipate, if Sanquin cannot obtain necessary regulatory approvals for the contemplated facility expansions in the time frames we anticipate or if we are not able to manufacture the anticipated volume of product at the existing scale, we may not be able to satisfy patient demand. Our inability to obtain adequate product supplies to satisfy our patient demand may create opportunities for our competitors and we will suffer a loss of potential future revenues. These factors, and other factors, including, but not limited to those described in ViroPharma’s annual report on Form 10-K for the year ended December 31, 2010, and 10-Q filings for the quarters ended March 31, 2011 and June 30, 2011, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

VIROPHARMA INCORPORATED

Selected Financial Information

Consolidated Statements of Operations:

(in thousands, except per share data)

	(unaudited)		(unaudited)
	Three months ended		Nine months ended
	September		September
	2011	2010	2011	2010
Revenue:
Net product sales	$142,956	$117,781	$398,792	$317,389
Costs and Expenses:
Cost of sales (excluding amortization of product rights)	20,115	15,755	60,293	43,354
Research and development	22,927	10,188	53,770	29,153
Selling, general and administrative	31,353	24,991	91,729	71,333
Intangible amortization	7,208	7,079	23,261	22,273
Other operating expenses	10,863	532	16,889	532

Total costs and expenses	92,466	58,545	245,942	166,645

Operating income	50,490	59,236	152,850	150,744
Interest income	121	113	515	232
Interest expense	(3,142)	(2,915)	(9,165)	(8,656)
Other income (expense), net	(2,949)	5,138	410	1,336

Income before income tax expense	44,520	61,572	144,610	143,656
Income tax expense	16,281	23,233	57,129	55,515

Net income	$28,239	$38,339	$87,481	$88,141

Basic net income per share	$0.38	$0.49	$1.15	$1.13

Diluted net income per share	$0.35	$0.45	$1.04	$1.04

Shares used in computing net income per share:
Basic	73,808	77,895	75,871	77,744

Diluted	87,278	90,081	89,242	89,911

VIROPHARMA INCORPORATED

Selected Financial Information

Reconciliation of GAAP Net Income to Adjusted Net Income

An itemized reconciliation between net income and adjusted net income on a non-GAAP basis is as follows:

(in thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010
	(unaudited)		(unaudited)
GAAP net income	$28,239	$38,339	$87,481	$88,141
Adjustments:
Non-cash interest expense	2,062	1,890	6,036	5,581
Amortization	7,208	7,079	23,261	22,273
Stock compensation	3,708	2,951	10,871	8,359
Upfront license fees	9,500	—	18,500	—
Contingent consideration expense	2,140	532	4,664	532
Asset impairment	8,495	—	8,495	—
Tax effect of the above	(12,914)	(4,856)	(28,013)	(14,331)

Non-GAAP adjusted net income	$48,438	$45,935	$131,295	$110,555

Computation of Non-GAAP Adjusted Diluted Net Income per Share

Non-GAAP adjusted net income	$48,438	$45,935	$131,295	$110,555
Add interest expense on senior convertible notes, net of income tax	634	632	1,903	1,901

Non-GAAP adjusted diluted net income	$49,072	$46,567	$133,198	$112,456
Shares used in computing GAAP diluted net income per share	87,278	90,081	89,242	89,911

Shares used in computing Non-GAAP adjusted diluted net income per share	87,278	90,081	89,242	89,911

GAAP diluted net income per share	$0.35	$0.45	$1.04	$1.04

Non-GAAP adjusted diluted net income per share	$0.56	$0.52	$1.49	$1.25

Use of Non-GAAP Financial Measures

Our “non-GAAP adjusted net income” excludes the following items from GAAP net income:

1. Non-cash interest expense: Non-GAAP adjusted net income excludes certain non-cash interest expense resulting from the change in the method of accounting for our convertible notes which became effective in 2009. We believe that excluding the non-cash portion of our interest expense allows management and investors an alternative view of our financial results “as if” our net income reflected only the cash portion of our interest expense.

2. Purchase accounting and product acquisition related adjustments: Non-GAAP adjusted net income excludes certain items related to our acquisitions. The excluded items include charges related to amortization of intangible assets arising from acquisitions, changes in the fair value of future contingent consideration and upfront fees or milestone payments under license agreements.

3. Stock option expense: Non-GAAP adjusted net income excludes the impact of our stock compensation expense. We believe that excluding the impact of expensing stock options better reflects the recurring economic characteristics of our business.

Non-GAAP net income may exclude unusual or non-recurring items that are evaluated on an individual basis. Our evaluation of whether to exclude an item for purposes of determining our non-GAAP financial measures considers both the quantitative and qualitative aspects of the item, including, among other things (i) its size and nature, (ii) whether or not it relates to our ongoing business operations, and (iii) whether or not we expect it to occur as part of our normal business on a regular basis. For purposes of determining non-GAAP net income, the asset impairment is excluded.

VIROPHARMA INCORPORATED

Selected Financial Information

Selected Consolidated Balance Sheet Data

(in thousands)

	September	December 31,
	2011	2010
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$340,553	$426,732
Short-term investments	119,806	78,439
Inventory	64,387	54,388
Total current assets	620,434	633,141
Intangible assets, net	595,321	619,712
Total assets	1,254,748	1,287,574
Liabilities and Stockholders’ Equity
Total current liabilities	$88,855	$72,122
Deferred tax liabilities	166,889	176,111
Long-term debt	151,456	145,743
Total liabilities	409,266	396,439
Total stockholders’ equity	845,482	891,135
Total liabilities and stockholders’ equity	1,254,748	1,287,574

Statement of Cash Flows:

(in thousands)

	Nine Months Ended
	September	September
	2011	2010
	(unaudited)
Net cash provided by operating activities	$121,567	$137,427
Net cash used in investing activities	(52,213)	(86,995)
Net cash (used in) provided by financing activities	(154,768)	1,715